UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

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(Amendment No. ___________ )

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Centex Construction Products, Inc.

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CENTEX CONSTRUCTION PRODUCTS, INC.
2728 N. Harwood
Dallas, Texas 75201

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held July 17, 2001

To the Stockholders:

      NOTICE IS HEREBY GIVEN that the annual meeting of stockholders of Centex Construction Products, Inc., a Delaware corporation (the “Corporation”), will be held in the Red Oak Room of the Sheraton Suites Hotel, 2101 Stemmons Freeway, in the City of Dallas, Texas on Tuesday, July 17, 2001 at 10:00 a.m. (C.D.T.) for the following purposes:

(1)	To elect seven directors, each to hold office until the next annual meeting of stockholders or until his successor shall have been elected and qualified.

(2)	To transact such other business as may properly come before the meeting or any adjournment thereof.

      The Board of Directors of the Corporation has fixed the close of business on June 5, 2001 as the record date for the determination of stockholders entitled to notice of and to vote at the meeting or any adjournment thereof. Only stockholders of record at the close of business on the record date are entitled to notice of and to vote at the meeting. The transfer books will not be closed.

      You are cordially invited to attend the meeting. Whether or not you expect to attend the meeting in person, you are urged to sign, date and mail promptly the accompanying form of proxy so that your shares may be represented and voted at the meeting. Your proxy will be returned to you if you should choose to attend the meeting and request such return.

By Order of the Board of Directors

RAYMOND G. SMERGE

Secretary

Dallas, Texas June 22, 2001

CENTEX CONSTRUCTION PRODUCTS, INC.

PROXY STATEMENT

Annual Meeting of Stockholders
To Be Held July 17, 2001

INTRODUCTION

      The accompanying proxy, mailed together with this proxy statement, is solicited by and on behalf of the Board of Directors of Centex Construction Products, Inc., a Delaware corporation (the “Corporation”), for use at the annual meeting of stockholders of the Corporation to be held on July 17, 2001, and at any adjournment thereof. The mailing address of the executive offices of the Corporation is 2728 N. Harwood, Dallas, Texas 75201. The approximate date on which this proxy statement and accompanying proxy were first sent to stockholders was on or about June 22, 2001.

Purposes of the Meeting

      At the meeting, action will be taken upon the following matters:

(1)	Election of seven directors, each to hold office until the next annual meeting of stockholders or until his successor shall have been elected and qualified.

(2)	Such other business as may properly come before the meeting or any adjournment thereof.

      The Board of Directors of the Corporation (the “Board” or “Board of Directors”) does not know of any matters that may be acted upon at the meeting other than the matters set forth in item (1) above.

Recommendation of the Board of Directors

      The Board of Directors of the Corporation recommends a vote FOR the election of the seven nominees for director of the Corporation named in the accompanying proxy.

RECORD DATE AND VOTING

      The record date for the determination of stockholders entitled to notice of and to vote at the meeting is the close of business on June 5, 2001. At the close of business on the record date, the issued and outstanding capital stock of the Corporation entitled to vote at the meeting consisted of 18,338,689 shares of the Corporation’s common stock, par value $.01 per share (“Common Stock”).

      The holders of Common Stock will be entitled to one vote per share upon the election of directors and each other matter that may properly be brought before the meeting or any adjournment thereof. Neither the Certificate of Incorporation nor the Bylaws of the Corporation provide for cumulative voting rights. The presence at the meeting, in person or by proxy, of a majority of the outstanding shares of Common Stock is necessary to constitute a quorum. Abstentions and, by definition, broker non-votes will be counted as present for the purpose of establishing a quorum.

      Shares represented by valid proxies will be voted at the meeting in accordance with the directions given. If the proxy card is signed and returned without any direction given, the shares will be voted for election of the seven nominees for director named in the proxy. The Board of Directors does not intend to present, and has no information that others will present, any business at the annual meeting other than as is set forth in the attached Notice of Annual Meeting of Stockholders. However, if other matters requiring the vote of stockholders come before the meeting, it is the intention of the persons named in the accompanying form of proxy to vote the proxies held by them in accordance with their best judgment in such matters. Any stockholder of the Corporation has the unconditional right to revoke his, her or its proxy at any time prior to the voting thereof by submitting a later-dated proxy, by attending the meeting and voting in person or by written notice to the Corporation addressed to Raymond G. Smerge, Secretary, Centex Construction Products, Inc., 2728 N. Harwood, Dallas, Texas 75201. No such revocation shall be effective, however, until received by the Corporation at or prior to the meeting.

      The cost of soliciting proxies for the meeting will be borne by the Corporation. Solicitation may be made by mail, personal interview, telephone or other electronic means by officers and other employees of the Corporation, who will receive no additional compensation therefor. To aid in the solicitation of proxies, the Corporation has retained the firm of Mellon Investor Services LLC, which will receive a fee of approximately $4,500, plus out-of-pocket expenses. The Corporation will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in forwarding proxy material to beneficial owners.

ITEM 1. ELECTION OF DIRECTORS

      In accordance with the Bylaws of the Corporation, the Board of Directors has established the number of directors to be elected at the meeting at seven, which shall constitute the entire Board of Directors. Unless contrary instructions are indicated on the accompanying proxy, it is intended that the shares represented by the proxy will be voted for the election of the seven nominees for director named below or, if any such nominees should become unavailable (which is not anticipated), for such substitute nominee as the Board of Directors shall designate. Each director will hold office until the next annual election of directors or until his successor shall have been elected and qualified, subject to removal by the vote of the holders of not less than two-thirds of the then outstanding shares of Common Stock. A plurality of votes cast at the annual meeting, in person or by proxy, is required to elect each nominee.

      The Board recommends that stockholders vote FOR the election of such nominees.

      The seven persons named below are the Board’s nominees for election as directors at the meeting. All of the persons named below are currently directors of the Corporation. The biographical information appearing below regarding the nominees for director has been furnished to the Corporation by the respective nominees.

Robert L. Clarke, 58, has been a member of the Board since 1994, and serves as Chairman of the Audit Committee of the Board and also on the Compensation and Stock Option Committee of the Board. He has been a partner in the law firm of Bracewell & Patterson, L.L.P. from 1971 to December 1985 and since March 1992. From December 1985 to February 1992, he was Comptroller of the Currency of the United States. Mr. Clarke is also a director of First Investors Financial Services, Inc.

Timothy R. Eller, 52, has been a member of the Board since May 10, 2001. He has been the Chairman and Chief Executive Officer of Centex Homes, an indirect, wholly-owned subsidiary of Centex Corporation, since April 1998. In August 1998, Mr. Eller was named Executive Vice President of Centex Corporation. In July 1991, he was named President and Chief Executive Officer of Centex Homes. Mr. Eller is currently the Chairman of the High Production Home Builders Council of the National Association of Home Builders and is a life trustee of the National Housing Endowment. He also serves on the Executive Committee of the Policy Advisory Board for Harvard University’s Joint Center for Housing Studies and on the Dallas Advisory Board of the Nature Conservancy.

Laurence E. Hirsch, 55, has been a member of the Board since 1985, and serves as Chairman of the Executive Committee of the Board. He has served as Chairman of the Board of Directors of the Corporation from January 1994 through December 1997 and from July 1999 to the present. Mr. Hirsch has served as a director of Centex Corporation since 1985, as Chief Executive Officer of Centex Corporation since July 1988 and as Chairman of the Board of Centex Corporation since July 1991. He also served as President of Centex Corporation from March 1985 until July 1991. Mr. Hirsch also serves as a director of Belo Corp. and Luminex Corporation, and as an advisory director of Heidelberger Zement AG.

Richard D. Jones, Jr., 55, has been a member of the Board since 1999, and serves on the Executive Committee of the Board. He has served as President of the Corporation since January 1998 and as Chief Executive Officer since July 1999. Mr. Jones was Chief Operating Officer of the Corporation from January 1990 until July 1999 and Executive Vice President of the Corporation from January 1990 through December 1997.

Michael R. Nicolais, 43, has been a member of the Board since May 10, 2001, and serves on the Audit Committee and on the Compensation and Stock Option Committee of the Board. He has been a partner in the private investment firm of Olivhan Investments, L.P. since March 2001. From August 1986 to December 2000, he was employed by Donaldson, Lufkin & Jenrette Securities Corporation’s Investment Banking Division, most recently in the position of Managing Director and Co-head of the firm’s Dallas office.

David W. Quinn, 59, has been a member of the Board since 1994, and serves on the Executive Committee of the Board. He has served as a director of Centex Corporation since 1989, was elected Vice Chairman of the Board of Centex Corporation in May 1996, and served as Executive Vice President of Centex Corporation from February 1987 until May 1996 and Chief Financial Officer of Centex Corporation from February 1987 until June 1997 and from October 1997 through May 2000. Mr. Quinn is also a director of Elcor Corporation.

Harold K. Work, 68, has been a member of the Board since 1994, and serves as Chairman of the Compensation and Stock Option Committee of the Board and also on the Audit Committee of the Board. He has served as Chairman of the Board of Elcor Corporation since August 1997 and also as Chief Executive Officer and President of Elcor Corporation from August 1997 to March 2001. He served as Director, President and Chief Executive Officer of Elk Corporation from 1979 until 1998.

Board Meetings, Fees, Committees and Attendance Records

      During the Corporation’s fiscal year ended March 31, 2001, the Board of Directors held four regularly scheduled meetings and one special telephonic meeting. During such fiscal year, each director attended all of the meetings of the Board and the Board committees on which he served, except for Mr. Clarke, who missed one meeting of the Board.

      Board members who are not employees of the Corporation, Centex Corporation or any of their respective subsidiaries (“Non-affiliated Independent Directors”) received an annual retainer of $25,000 for fiscal year 2001. Non-affiliated Independent Directors received an additional annual retainer of $1,000 for each committee on which they served. In addition, the Corporation reimburses the directors for reasonable expenses incurred in attending Board and Board committee meetings.

      Audit Committee

      The Board of Directors has an Audit Committee, composed of three Non-affiliated Independent Directors, that reviews the functions of the Corporation’s management and independent auditors pertaining to the Corporation’s financial statements and performs such other duties and functions as are deemed appropriate by the Audit Committee or the Board. Each member of the Audit Committee is an independent director as defined by applicable New York Stock Exchange listing standards. During the last fiscal year, the Audit Committee held two meetings, which were both attended by all members. Audit Committee members are paid a fee of $1,000 per year.

      The following are the key responsibilities of the Audit Committee:

•	recommending the appointment of independent auditors to the Board;

•	reviewing the scope of the independent auditors’ examination and the scope of the activities of the internal audit function;

•	reviewing the Corporation’s basic systems of internal controls regarding auditing, accounting and legal compliance;

•	reviewing the Corporation’s audited financial statements and interim financial statements;

•	preparing a report for inclusion in the Corporation’s proxy statement regarding review of audited financial statements for the last fiscal year, which includes a statement on whether it recommended that the Board include those financial statements in the Annual Report on Form 10-K (the Audit Committee’s report for fiscal year 2001 is reproduced below);

•	reviewing the duties and compensation of the independent auditors and the effect of any such compensation on the auditors’ independence, including a review of management consulting services provided by the independent auditors; and

•	reviewing and assessing the adequacy of the Audit Committee’s Charter annually and recommending revisions to the Board.

      The Audit Committee meets separately with the independent auditors and with members of the internal audit staff of Centex Corporation (who provide audit services pursuant to the terms of a services agreement between the Corporation and a wholly-owned subsidiary of Centex Corporation), outside the presence of the Corporation’s management or other employees to discuss matters of concern, to receive recommendations or suggestions for change and to exchange relevant views and information. The Audit Committee and the Board of Directors are ultimately responsible for the selection, evaluation and replacement of the independent auditors.

      The Corporation has adopted a written Audit Committee Charter, a copy of which is attached as Appendix A.

Report of Audit Committee

To the Board of Directors of Centex Construction Products, Inc.:

      We have reviewed and discussed with management Centex Construction Products, Inc.’s audited financial statements as of and for the year ended March 31, 2001.

      We have discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended by Statement on Auditing Standards No. 90, Audit Committee Communications, by the Auditing Standards Board of the American Institute of Certified Public Accountants.

      We have received and reviewed the written disclosures and the letter from the independent auditors required by Independence Standard No. 1, Independence Discussions with Audit Committees, as amended, by the Independence Standards Board, and have discussed with the auditors the auditors’ independence. We have also considered whether the auditors’ provision of non-audit services to Centex Construction Products, Inc. and its affiliates is compatible with the auditors’ independence.

      Based on the reviews and discussions referred to above, we recommend to the Board of Directors that the financial statements referred to above be included in Centex Construction Products Inc.’s Annual Report on Form 10-K for the year ended March 31, 2001.

Audit Committee of the Centex Construction Products, Inc. Board of Directors

Robert L. Clarke, Chairman
Michael R. Nicolais
Harold K. Work

May 10, 2001

      Compensation and Stock Option Committee

      Prior to June 26, 2000, the Board had a Compensation Committee and a Stock Option Committee, neither of which met or took any action during fiscal year 2001. On June 26, 2000, the Board disbanded these committees and established a Compensation and Stock Option Committee composed solely of Non-affiliated Independent Directors. This committee recommends to the Board the base salaries and incentive bonuses of the executive officers of the Corporation and administers the Centex Construction Products, Inc. Amended and Restated Stock Option Plan (the “Stock Option Plan”) and the Centex Construction Products, Inc. 2000 Stock Option Plan. The Compensation and Stock Option Committee is authorized to grant options to acquire Common Stock and to grant awards of restricted stock under both plans. During fiscal year 2001, the Compensation and Stock Option Committee did not meet formally but took action by unanimous written consent one time. Compensation and Stock Option Committee members who are Non-affiliated Independent Directors are paid a fee of $1,000 per year.

      Nominating Committee

      The Board of Directors does not have a standing nominating committee or a committee performing similar functions.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

Management

      The following table sets forth information as of June 5, 2001 with respect to the beneficial ownership of shares of Common Stock by each director (each of whom is a nominee for election to the Board of Directors) and current executive officer named in the Summary Compensation Table under “Executive Compensation,” individually itemized, and by all directors and executive officers of the Corporation as a group (10 persons). Except as otherwise indicated, all shares are owned directly, and the owner has the sole voting and investment power with respect thereto.

	Common Stock(1)

	Number of Shares	Percent
Name of Beneficial Owner	Beneficially Owned	of Class

Robert L. Clarke	13,266	*

Timothy R. Eller	—	*

Laurence E. Hirsch	10,000	*

H. David House	49,166	*

Richard D. Jones, Jr.	95,201	*

Michael R. Nicolais	—	*

David W. Quinn	2,000	*

Steven R. Rowley	65,324	*

Harold K. Work	10,266	*

Arthur R. Zunker, Jr.	54,267	*

All directors and executive officers of the Corporation as a group (10 persons)	299,490	1.63%

*	Less than 1%.

(1)	Shares covered by stock options that are outstanding under the Stock Option Plan which are exercisable on June 5, 2001 or within 60 days thereafter are included as “beneficially owned” pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”). Amounts include the following shares that may be acquired upon exercise of such stock options: Mr. Clarke — 10,266 shares; Mr. House — 49,166 shares; Mr. Jones — 92,868 shares; Mr. Rowley — 64,166 shares; Mr. Work — 10,266 shares; Mr. Zunker — 49,166 shares; and all directors and executive officers of the Corporation as a group (10 persons) — 275,898 shares. In addition, this table includes shares of Common Stock that are deemed to be beneficially owned as of June 5, 2001, pursuant to the Common Stock Fund of the Profit Sharing and Retirement Plan of Centex Construction Products, Inc., a defined contribution plan (the “Profit Sharing Plan”), as follows: Mr. Jones — 2,333 shares; Mr. Rowley — 1,158 shares; Mr. Zunker — 5,101 shares; and all directors and executive officers of the Corporation as a group (10 persons) — 8,592 shares. Amounts shown for Messrs. Eller, Hirsch and Quinn do not include 11,962,304 shares of Common Stock owned by Centex Corporation, which shares each of Messrs. Eller, Hirsch and Quinn may be deemed to beneficially own indirectly because of their positions as directors and/or executive officers of Centex Corporation.

Certain Beneficial Owners

      The following table sets forth information as of June 5, 2001 with respect to the holders of shares of Common Stock who are known to the Corporation to be beneficial owners of more than five percent of such shares outstanding.

	Common Stock

	Number of Shares	Percent
Name and Address of Beneficial Owner	Beneficially Owned	of Class

Centex Corporation	11,962,304	65.23%
2728 N. Harwood Dallas, Texas 75201

Artisan Partners Limited Partnership
Artisan Investment Corporation Andrew A. Ziegler Carlene Murphy Ziegler (1)	1,152,400	6.28%
1000 North Water Street, #1770
Milwaukee, Wisconsin 53202

(1)	Based solely upon information contained in the Schedule 13G of Artisan Partners Limited Partnership (“Artisan Partners”), Artisan Investment Corporation (“Artisan Corporation”), Andrew A. Ziegler and Carlene Murphy Ziegler filed with the SEC on February 9, 2001 with respect to shares of Common Stock owned as of December 31, 2000 (the “Artisan 13G”), but calculating the percentage shown by dividing the number of such shares by the total number of shares of Common Stock issued and outstanding on the record date. According to the Artisan 13G, such number represents shares acquired on behalf of discretionary clients of Artisan Partners, an investment adviser registered under the Investment Advisers Act of 1940, none of whom has an economic interest in more than five percent of the outstanding shares of Common Stock. According to the Artisan 13G, Artisan Partners, Artisan Corporation, in its capacity as corporate general partner of Artisan Partners, and Andrew A. Ziegler and Carlene Murphy Ziegler, in their capacity as principal stockholders of Artisan Corporation, had shared power to vote or to direct the vote and shared power to dispose or to direct the disposition of such shares.

EXECUTIVE COMPENSATION

      The following table sets forth the cash and noncash compensation for each of the last three fiscal years awarded to or earned by the Chief Executive Officer of the Corporation and the three other most highly compensated executive officers of the Corporation.

Summary Compensation Table

				Long-Term
				Compensation

		Annual Compensation		Awards

Name and	Fiscal			Securities Underlying	All Other
Principal Position	Year	Salary ($)	Bonus ($) (1)	Options/SARs (#)	Compensation ($) (2)

Richard D. Jones, Jr.,	2001	$350,000	$530,693	60,000	$32,498
President and	2000	258,750	809,333	60,000	25,418
Chief Executive Officer	1999	250,000	352,310	45,000	20,774

H. David House,	2001	$176,800	$217,720	28,000	$17,230
Executive Vice President -	2000	170,000	808,895	28,000	16,568
Gypsum	1999	164,600	504,569	28,000	11,716

Steven R. Rowley,	2001	$154,900	$414,194	28,000	$15,019
Executive Vice President -	2000	143,900	426,030	28,000	13,836
Cement and Concrete/Aggregates	1999	130,000	191,326	28,000	9,563

Arthur R. Zunker, Jr.,	2001	$165,900	$271,244	28,000	$16,426
Senior Vice President -	2000	160,300	404,671	28,000	15,853
Finance and Treasurer	1999	153,800	206,426	28,000	11,608

(1)	Cash bonuses for services rendered in fiscal years 2001, 2000 and 1999 have been listed in the year earned but were paid in the following fiscal year.

(2)	The compensation reported represents the Corporation’s contributions to, and forfeitures allocated to, the account of the recipient under the Profit Sharing Plan and contributions to the account of the recipient pursuant to the Centex Construction Products, Inc. Amended and Restated Supplemental Executive Retirement Plan (the “SERP”), an unfunded, non-qualified plan for certain executives of the Corporation. See “Report of Compensation and Stock Option Committee on Executive Compensation.” All of such amounts are fully vested in the recipient unless otherwise noted. The compensation for the named executive officers for fiscal years 2001, 2000 and 1999, respectively, includes contributions accrued pursuant to the Profit Sharing Plan in the following amounts: Mr. Jones — $16,779, $15,762 and $11,774; Mr. House — $16,720, $15,703 and $11,716, which accrued amounts are 60% vested in Mr. House as of March 31, 2001; Mr. Rowley — $15,019, $13,836 and $9,563; and Mr. Zunker — $16,426, $15,853 and $11,608. The compensation for the named executive officers also includes contributions accrued pursuant to the SERP in the following amounts: Mr. Jones — $15,719, $9,656 and $9,000 for fiscal years 2001, 2000 and 1999, respectively; and Mr. House — $510 and $865 for fiscal years 2001 and 2000, respectively, which accrued amounts are 60% vested in Mr. House as of March 31, 2001.

Option/SAR Grants in Last Fiscal Year (1)

Potential Realizable Value
at Assumed Annual Rates
of Stock Price Appreciation
Individual Grants					for Option Term

	Number of	% of Total
	Securities	Options/SARs
	Underlying	Granted to	Exercise
	Options/SARs	Employees	Price	Expiration
Name	Granted (#)	in Fiscal Year	($/Sh)(2)	Date	5% ($)	10% ($)

Richard D. Jones, Jr. H. David House Steven R. Rowley Arthur R. Zunker, Jr.	60,000 28,000 28,000 28,000	15.5% 7.2% 7.2% 7.2%	$22.50 22.50 22.50 22.50	6/25/10 6/25/10 6/25/10 6/25/10	$849,008 396,204 396,204 396,204	$2,151,552 1,004,058 1,004,058 1,004,058

(1)	Amounts set forth in the table reflect the number and value of shares and options only. The Corporation has issued no stock appreciation rights (“SARs”).

(2)	These performance-based options were granted under the Stock Option Plan at $22.50 per share, the fair market value on the date of grant. Vesting of these options is described in “Long-term Compensation” below.

Aggregated Option/SAR Exercises in Last Fiscal Year and Fiscal Year-End Option/SAR Values (1)

			Number of Securities
			Underlying Unexercised		Value of Unexercised
			Options/SARs		In-the-Money Options/SARs
			at Fiscal Year-End (#)		at Fiscal Year-End ($)(2)
	Shares
	Acquired on	Value
Name	Exercise (#)	Realized ($)	Exercisable	Unexercisable	Exercisable		Unexercisable

Richard D. Jones, Jr.	—	$—	41,470	123,530	$—		$336,000

H. David House	—	—	22,846	61,154	—		156,800

Steven R. Rowley	—	—	37,846	61,154	273,399	(3)	156,800

Arthur R. Zunker, Jr.	—	—	22,846	61,154	—		156,800

(1)	Amounts set forth in the table reflect the number and value of shares and options only. The Corporation has issued no SARs.

(2)	Represents the difference between the closing price of the Common Stock on March 31, 2001 of $28.10 per share and the exercise price of such options and includes, if applicable, cash bonuses payable in connection with the exercise of such options at the time of exercise as described in footnote (3) below.

(3)	Amount includes a cash bonus totaling $31,899 payable to Mr. Rowley upon the exercise of an option.

Compensation and Stock Option Committee Interlocks and Insider Participation in Compensation Decisions

      None of the Corporation’s directors, officers or employees has any relationship requiring disclosure under Item 402(j) of Regulation S-K.

Report of Compensation and Stock Option Committee on Executive Compensation

      The Compensation and Stock Option Committee of the Board (the “Committee”) provides advice and recommendations to the Board concerning the salaries and bonuses of the executive officers of the Corporation. The Board approves those salaries and bonuses. The Committee also administers the Corporation’s stock option plans and is authorized under such plans to grant options to Non-affiliated Independent Directors, officers and other key employees of the Corporation and its subsidiaries. The Committee is comprised of three Non-affiliated Independent Directors. This report describes the policies and principles that shape the structure of the Corporation’s executive compensation program.

      The Corporation’s executive compensation program is structured to achieve the following objectives:

•	to attract, retain and motivate highly qualified, energetic and talented executives;

•	to create an incentive to increase stockholder returns by establishing a direct and substantial link between individual compensation and certain financial measures that have a direct effect on stockholder values; and

•	to create substantial long-term compensation opportunities for individual executive officers based not only on long-term corporate performance but also on sustained long-term individual performance.

      To achieve its compensation objectives, the Corporation has structured an executive compensation program using a combination of short-term and long-term elements: (i) annual salary, (ii) annual bonus and (iii) long-term incentive compensation in the form of stock options. In addition, the executive officers of the Corporation are eligible to receive other benefits, such as medical benefits and Profit Sharing Plan contributions, that are generally available to employees of the Corporation and contributions under the Corporation’s SERP that are accrued for the named executive officers and certain other officers of the Corporation and its subsidiaries.

      In structuring the specific components of executive compensation, the Corporation is guided by the following principles:

•	annual compensation should be set within reasonable ranges of the annual compensation for similar positions with similarly-sized and types of companies that engage in one or more of the businesses in which the Corporation engages;

•	bonus payments should vary with the individual’s performance and the Corporation’s financial performance; and

•	a significant portion of compensation should be in the form of long-term incentive compensation that aligns the interests of executives with those of the stockholders and that creates rewards for long-term sustained corporate performance and the achievement of the Corporation’s strategic objectives.

      Base Salary

      The Committee is responsible for recommending the base salary levels for the named executive officers. In developing salary amounts for fiscal year 2001, the Committee reviewed the salaries for similar positions in similarly-sized companies that engage in one or more of the principal businesses of the Corporation: the manufacture and sale of cement, gypsum wallboard, recycled paperboard, and readymix concrete and aggregates. Included within the survey were those companies that comprise the new peer group in the “Performance Graph” below. The Committee confirmed that the base salaries of the named executive officers were consistent with its objective of setting base salaries within reasonable ranges for similar positions in competitive companies. In setting base salary levels, the Committee also considers the executive’s experience level and potential for significant contributions to the Corporation’s profitability. After completing its review and decision-making process, the Committee submitted its decision as to base salary levels to the entire Board of Directors, which confirmed the Committee’s decision.

      Incentive Bonus

      The Committee is also responsible for developing recommendations for the incentive bonuses awarded to the named executive officers at the end of each fiscal year. The annual incentive bonus program for the executive officers has been structured to create financial incentives and rewards that are directly related to corporate performance during the fiscal year. In particular, the Committee weighs heavily certain financial measurements that are directly related to stockholder returns, such as net earnings, earnings growth, return on net assets, return on equity and other factors. Under the Corporation’s annual incentive bonus program, a percentage of potential earnings in each fiscal year is designated as a pool for bonuses, and, provided that established targets are achieved for such fiscal year, the pool is divided, and bonuses are paid, among the employees participating in the program. The amount of the bonus paid to an employee is based on the earnings of the division in which such employee is employed, the percentage of the pool designated for such employee and an objective assessment of such employee’s achievement of his or her established performance goals.

      Long-term Compensation

      To increase the proportion of management compensation that is tied to the Corporation’s performance, the Corporation’s stock option programs have been structured to link the vesting of option grants to the achievement by the Corporation of certain specific performance targets during the ten years following the dates on which such options were granted. Under the terms of options granted since fiscal year 1998, the number of shares that vest or which become exercisable by the optionee depends upon the achievement of specific financial goals by the Corporation and, for a portion of such options, the passage of time after the achievement of such goals. These financial goals are tied to the Corporation’s operating earnings and return on average net assets and are structured to reward the optionee for superior long-term operating performance of the Corporation. Failure to meet the specified goals results in those shares not vesting until the end of the ten-year term. The Committee believes that these programs properly align the interests of the Corporation’s directors, officers and managers with the interests of the stockholders by linking a majority of their long-term compensation with goals that have a direct and positive effect on stockholder value. Except for certain options granted in fiscal 1995 in connection with the Corporation’s initial public offering, all of the options granted by the Corporation to its directors, officers and key employees have been granted under performance programs.

      In fiscal year 1995, the Board approved the SERP for certain employees participating in the Profit Sharing Plan. Pursuant to the Internal Revenue Code, the Internal Revenue Service sets a limit (currently $170,000) on the amount of annual compensation that may be considered in determining, for the account of an eligible participant, the Corporation’s contribution to the Profit Sharing Plan. The SERP was established to eliminate the adverse treatment that higher-salaried employees receive under such rule by funding balances for each participant in an amount equal to the additional contribution that he or she would have received under the Profit Sharing Plan had 100% of his or her annual salary been eligible for a profit sharing contribution. Contributions accrued under the SERP for the benefit of the named executive officers vest under the same terms and conditions as the Profit Sharing Plan. Bonuses paid to participants are not included in making calculations for contributions made or accrued to recipients’ accounts under either the Profit Sharing Plan or the SERP.

      CEO Compensation

      The Chief Executive Officer of the Corporation participates in the same compensation programs as the other executive officers, and each component of his compensation is determined by the Committee according to the same criteria. The base salary and incentive bonus of the Chief Executive Officer for fiscal year 2001 were consistent with the Committee’s compensation range guidelines and objectives for all officers, and the incentive bonus was determined in accordance with the existing incentive bonus program.

Compensation and Stock Option Committee

Harold W. Work, Chairman
Robert L. Clarke
Michael R. Nicolais

Performance Graph

      For fiscal year 2001, the Corporation changed the peer group of companies that it uses to measure performance. The change was necessitated by acquisitions of certain companies within the old peer group that caused financial data for such companies to no longer be available on a stand-alone basis and/or comparisons to such companies to be less relevant due to changes in the geographic area of operations, capitalization and structure of the successor entities as a result of such acquisitions.

      The old peer group consisted of five companies with businesses in one or more of the Corporation’s primary lines of business. The new peer group consists of three such companies. The companies comprising the old and new peer groups are the following:

Old Peer Group	New Peer Group

Lafarge Corporation	Caraustar Industries, Inc.

Lone Star Industries, Inc.	Lafarge Corporation

Medusa Corporation	USG Corporation

Southdown, Inc.

USG Corporation

      Lone Star Industries, Inc., Medusa Corporation and Southdown, Inc. were removed from the peer group, and Caraustar Industries, Inc. was added to the peer group. Caraustar Industries, Inc.’s principal manufacturing activity is the production of uncoated and clay-coated recycled paperboard. Lafarge is engaged primarily in the production and distribution of construction materials, including cement, ready-mix concrete, gypsum wallboard, aggregates, cementitious materials and concrete products. USG Corporation is engaged in the production and distribution of building materials, primarily gypsum wallboard and related products. These companies are included in the peer group because they each engage in one or more activities that are comparable to one or more of the Corporation’s business segments

      Lone Star Industries, Inc. was acquired by Dyckerhoff AG, and Medusa Corporation was acquired by Southdown, Inc., which, in turn, was acquired by CEMEX, S.A. de C.V. Dyckerhoff and CEMEX are large foreign companies with significant operations outside the United States; accordingly, the Corporation believes that the new peer group presents a more logical basis for comparison than the old peer group in terms of geographic area, capitalization and structure.

      The following graph compares the yearly change in the cumulative total stockholder return on the Common Stock during the five fiscal years ended March 31, 2001 with the S&P 500 Index and the new and old peer groups described above. The comparison assumes $100 was invested on March 31, 1996 in each of the Common Stock, the S&P 500 Index and the peer groups and assumes reinvestment of dividends. The returns of the companies comprising the peer groups are weighted by their respective market capitalizations. Lone Star Industries, Inc., Medusa Corporation and Southdown, Inc. have been assigned a market capitalization of zero in the year they were acquired, as described above (1999 Medusa Corporation, 2000 for Loan Star Industries, Inc. and 2001 for Southdown, Inc.), and each subsequent year presented for the old peer group, and the remaining members of the old peer group are weighted accordingly.

Comparative Five Year Cumulative Total Stockholder Return

Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Corporation’s directors and executive officers, and persons who beneficially own more than 10% of a registered class of the Corporation’s equity securities, to file initial reports of ownership, reports of changes in ownership and annual reports of ownership with the SEC and the New York Stock Exchange. Such persons are required by SEC regulations to furnish the Corporation with copies of all Section 16(a) forms that they file with the SEC.

      Based solely on its review of the copies of such forms received by it with respect to fiscal year 2001 or written representations from certain reporting persons, the Corporation believes that its directors and executive officers, and persons who beneficially own more than 10% of a registered class of the Corporation’s equity securities, have complied with all filing requirements required by Section 16(a) for fiscal year 2001 applicable to such persons.

CERTAIN TRANSACTIONS

      Centex Service Company (“CSC”), a subsidiary of Centex Corporation, provides the Corporation with employee benefits administration, legal, public/investor relations and certain other services. These services are provided by CSC pursuant to an Administrative Services Agreement which will expire on March 31, 2002, unless earlier terminated at the option of the Corporation. For fiscal year 2001, the payment by the Corporation to CSC for services rendered under this agreement was $220,000. Messrs. Hirsch and Quinn, who are directors of the Corporation, are directors and executive officers of CSC. Mr. Eller, who is a director of the Corporation, is an executive officer of CSC.

      The Corporation does not sell any of its products directly to Centex Corporation or to any of its affiliates. Certain of the Corporation’s customers purchase readymix concrete and gypsum wallboard from the Corporation for resale to subsidiaries of Centex Corporation and others. Although the Corporation does not track the volume of such indirect sales to subsidiaries of Centex Corporation or to any of its affiliates, the Corporation believes that such sales account for less than five percent of its total sales volume.

      Robert L. Clarke, a director of the Corporation, is a partner in the law firm of Bracewell & Patterson, L.L.P., which law firm provides legal services to certain subsidiaries of the Corporation.

RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

      Arthur Andersen LLP acted as the Corporation’s independent public accountants for the fiscal year ended March 31, 2001. The Corporation’s independent public accountants are selected annually by the Board of Directors at its meeting held immediately following the annual meeting of stockholders. It is anticipated that the Board of Directors will select Arthur Andersen LLP as the Corporation’s independent public accountants for the current year.

      The aggregate fees for the various professional services by Arthur Andersen LLP in fiscal year 2001 were:

•	Audit Fees: $170,000;

•	Financial Information Systems Design and Implementation Fees: None; and

•	All Other Fees: $124,335, which includes fees for actuarial consultation and benefit plans audits.

      Representatives of Arthur Andersen LLP are expected to be present at the meeting, with the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions from stockholders.

STOCKHOLDER PROPOSALS

      The Corporation’s 2002 annual meeting of stockholders is scheduled to be held on July 18, 2002. In order to be considered for inclusion in the Corporation’s proxy material for that meeting, stockholder proposals must be received at the Corporation’s executive offices, addressed to the attention of the Secretary, not later than February 20, 2002.

      For any proposal that is not submitted for inclusion in the Corporation’s proxy material for the 2002 annual meeting of stockholders but is instead sought to be presented directly at that meeting, Rule 14a-4(c) under the Securities Exchange Act of 1934 permits the Corporation’s management to exercise discretionary voting authority under proxies it solicits unless the Corporation is notified about the proposal on or before April 19, 2002, and the stockholder satisfies the other requirements of Rule 14a-4(c). However, except with respect to stockholder proposals included in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, the Corporation’s Bylaws provide that, to be considered at the 2002 annual meeting, a stockholder proposal must be submitted in writing and received by the Secretary at the executive offices of the Corporation during the period beginning on January 19, 2002 and ending April 19, 2002, and must contain the information specified by and otherwise comply with the Corporation’s Bylaws. Any stockholder wishing to receive a copy of the Corporation’s Bylaws should direct a written request to the Secretary at the Corporation’s principal executive offices.

FORM 10-K

      Stockholders entitled to vote at the meeting may obtain a copy of the Corporation’s Annual Report on Form 10-K for the fiscal year ended March 31, 2001, including the financial statements, required to be filed with the SEC, without charge, upon written or verbal request to Centex Construction Products, Inc., Attention: Raymond G. Smerge, Secretary, 2728 N. Harwood, Dallas, Texas 75201, (214) 981-5000.

By Order of the Board of Directors RAYMOND G. SMERGE Secretary

Dallas, Texas June 22, 2001

APPENDIX A

CENTEX CONSTRUCTION PRODUCTS, INC.

Audit Committee Charter

1.	Purpose.

      The Audit Committee (the “Committee”) of the Board of Directors (the “Board”) of Centex Construction Products, Inc. (the “Corporation”) shall be charged with assisting the Board in discharging its responsibility to ensure the accuracy and integrity of the Corporation’s financial reporting system. In particular, the Committee shall oversee the participation of management and the independent accountants of the Corporation in the public financial reporting process.

      Among other things, the Committee shall assist the Board by reviewing and making recommendations with respect to:

•	periodic financial reports disseminated by the Corporation to the public including, by way of example, the financial statements included in the Corporation’s Annual Reports on Form 10-K and annual report to stockholders;

•	the Corporation’s basic systems of internal controls regarding auditing, accounting and legal compliance; and

•	the Corporation’s auditing, accounting and financial reporting processes generally.

Consistent with this function, the Committee shall endeavor to encourage continuous improvements of, and foster adherence to, the Corporation’s auditing, accounting and financial reporting policies and procedures at all levels.

2.	Membership.

      The Committee shall consist of at least three directors, provided however that until June 15, 2001 the Committee may consist of two directors.(1)

      Each member of the Committee shall be “independent” (as that term is defined in Section 303.01(B)(2)(a) and (B)(3) of the New York Stock Exchange Corporate Governance Standards), and shall not have any relationship to the Corporation that may interfere with the exercise of his or her independence from management and the Corporation. In addition, each member of the Committee shall be financially literate (or shall become “financially literate” within a reasonable period of time after appointment to the Committee) and at least one member of the Committee shall have “accounting or related financial management expertise” (as such terms are used in Section 303.01(B)(2)(b) and (B)(2)(c) of the NYSE Corporate Governance Standards), in each case as the Board interprets such qualifications in its business judgment.

      The Board shall appoint the members of the Committee at the Board meeting (“Annual Meeting”) held in conjunction with the annual stockholders meeting, and each Committee member shall serve until the next Annual Meeting unless prior thereto he or she (x) resigns as a member of the Committee, (y) is removed or replaced by a

      (1) In accordance with the Corporate Governance Standards of the New York Stock Exchange, the Corporation will be required to have three directors on the Committee beginning June 15, 2001. See NYSE Corporate Governance Standards §303.01.

majority vote of the members of the Board or (z) ceases to be a director, in which event the Board shall appoint another director to fill such unexpired term. Further, if for any reason the Board does not appoint members to the Committee at an Annual Meeting, the directors who then comprise the Committee will continue to serve as members of the Committee until new members are appointed by the Board, subject to clauses (x), (y) and (z) above.

3.	Operation.

      The following rules and procedures shall govern the operation of the Committee:

      A majority of the members of the Committee shall constitute a quorum for the transaction of business. Action by the Committee shall be official if approved by a vote of a majority of the members present at any meeting at which a quorum is present. Except as otherwise required by law or stock exchange rule, the Committee may, without a meeting, authorize or approve any action by written instrument signed by all of the members. Any written memorandum signed by all members of the Committee shall have the same force and effect as a formal resolution adopted in open meeting of the Committee.

      The Board shall elect one of the members of the Committee to act as chairperson of the Committee (the “Chairperson”). Such member shall act as Chairperson until the next Annual Meeting unless prior thereto he or she (x) resigns as Chairperson, (y) is removed or replaced by the Board or (z) ceases to be a director, in which event the Board shall appoint another member of the Committee to serve as Chairperson for the unexpired term. The Chairperson shall preside over all meetings of the Committee. In addition, the Chairperson shall periodically report the Committee’s findings and conclusions to the Board. The Board may, in its discretion, elect another member of the Committee as vice-chairperson, to serve in the stead of the Chairperson if he or she is unavailable, unwilling or unable to act.

      The Committee shall maintain minutes of its meetings and written records of its actions. Members may participate and hold a meeting of the Committee by means of telephone conference or similar communications equipment by means of which all persons participating in the meeting can hear each other. Participation in such a meeting constitutes presence in person at such meeting.

      The Committee shall meet as scheduled by the Chairperson, as frequently as circumstances dictate. The Committee shall meet at least one time each year with the Corporation’s director of internal audit and the independent accountants in separate executive sessions to discuss any matters that the Chairperson or any other member of the Committee believes should be discussed privately.

      The Committee may, at its discretion, engage such independent consultants as it deems appropriate and may invite to all or part of any Committee meeting such representatives of independent consultants, members of management, or other persons as the Committee shall deem necessary or appropriate.

4.	Duties and Responsibilities.

      To fulfill its purpose as described above, the Committee shall have the following specific duties and responsibilities:

      General Responsibilities. The Committee shall:

•	Serve as an independent and objective party to monitor the Corporation’s financial reporting process and internal control system.

•	Assist the Board in fulfilling its fiduciary responsibilities to the stockholders with respect to matters relating to the Corporation’s accounting, reporting, audit, legal compliance and internal control process.

•	Provide an open and timely avenue of communication among the independent accountants, financial and senior management, the internal audit department, and the Board.

•	Report Committee actions to the Board and make appropriate recommendations.

•	Conduct or authorize investigations into matters within the Committee’s scope of responsibility. The Committee is authorized to retain independent counsel, accountants or others it needs to assist in an investigation.

      Independent Accountants. The Corporation’s independent accountants are ultimately accountable to the Board and the Committee, and the Committee and the Board have the ultimate authority and responsibility to select, evaluate and, where appropriate, replace the outside accountant. With respect to the Corporation’s independent accountants, the Committee shall:

•	Recommend to the Board the selection of the independent accountants for the annual audit and for quarterly reviews, considering such factors as the Committee deems to be relevant, including the independence and effectiveness of the independent accountants. The selection of the independent accountants shall be ratified by the stockholders of the Corporation if the Board so directs.

•	Recommend to the Board the dismissal of independent accountants when circumstances warrant. The dismissal of the independent accountants shall be subject to approval by the Board.

•	Ensure that the independent accountants submit on a periodic basis (but not less than annually) to the Committee a formal written statement or report (the “Accountants’ Independence Report”) delineating all relationships between the independent accountants and the Corporation.

•	Actively engage in a dialogue with the independent accountants with respect to any relationships or services disclosed to the Committee (whether in the Accountants’ Independence Report or otherwise) that may impact the objectivity and independence of the independent accountants.

•	Recommend that the Board take appropriate action in response to the Accountants’ Independence Report to satisfy itself of the independent accountants’ independence.

•	On an annual basis, review fees paid to the independent accountants and the effect of any such fees on the accountants’ independence, including a review of management consulting services provided by the independent accountants.

•	Review the planned arrangements and scope of the annual audit.

•	Review the coordination efforts of the independent accountants with the internal audit department.

•	Inquire as to:

(a)	any serious difficulties or disputes encountered during the course of the external audit, including any restrictions on the scope of work or access to required information, and

(b)	any significant disagreement among management and the independent accountants or the internal audit department in connection with the preparation of the financial statements.

•	Discuss any other item related to the audit procedures or findings that Generally Accepted Auditing Standards require the independent accountants to discuss with the Committee.

   Financial Reporting Process. With respect to matters affecting the financial reporting process, the Committee shall:

•	Request that the independent accountants provide the Committee with a timely notification and analysis of significant financial reporting issues together with their resolutions.

•	Inquire of management, the internal audit department and the independent accountants about significant risks and exposures.

•	Consider the independent accountants’ judgments about the quality and appropriateness, not just the acceptability, of the Corporation’s accounting principles and financial disclosures.

•	Consider major changes to the Corporation’s auditing and accounting principles and practices as suggested by management, the independent accountants, or the internal audit department.

   Financial Statements, Reports and Other Document. From and after December 15, 2000 the Committee shall:

•	Review the Corporation’s annual financial statements, related notes and the independent accountant’s report, and resolve any questions with management, and if required, with the independent accountants.

•	Review the independent accountants’ audit of and report on the annual financial statements.

•	Review annual filings with the SEC and other published documents containing the Corporation’s financial statements and resolve any questions with management, and if required, with the independent accountants.

•	For quarterly financial reports, discuss matters required by SAS 61 with management and the independent accountants before the Form 10-Q is filed with the SEC and resolve any questions with management, and if required, with the independent accountants. Quarterly discussions with the independent accountants and management may be conducted with the Committee or its Chairperson.

•	Include a report in the Corporation’s proxy statement disclosing whether the Committee has reviewed and discussed the audited annual financial statement of the Corporation with management and discussed certain matters with the independent accountants. The report will reflect whether:

(a)	The Committee has reviewed and discussed the audited financial statements with management;

(b)	The Committee has reviewed and discussed with the independent accountants the matters required to be discussed by SAS 61, as may be modified or supplemented;

(c)	The Committee has received the written disclosures and the letter from the independent accountants required by Independent Standards Board Standard No. 1 (Independent Discussions with Audit Committees), as may be modified or supplemented, and has discussed with the accountants the accountants’ independence; and

(d)	Based on the review and discussions described above, the Committee has recommended to the Board that the audited financial statements be included in the Corporation’s Annual Report on Form 10-K for the last fiscal year for filing with the Securities and Exchange Commission.

•	Disclose in the Corporation’s proxy statement that the Committee is governed by a written charter. The charter will be included as an appendix to the proxy statement at least once every three years beginning with the proxy statement for the 2000 annual meeting of stockholders of the Corporation.

•	Disclose in the Corporation’s proxy statement that the members of the Committee are independent as defined in Sections 303.01(b)(2)(a) and (B)(3) of the NYSE Corporate Governance Standards.

•	With respect to any changes to the composition of the Committee, and otherwise approximately once each year, ensure that the Corporation provides the NYSE with written confirmation regarding: (1) any determination that the Board has made regarding the independence of directors pursuant to NYSE listing standards; (2) the financial literacy of the Committee members; (3) the determination that at least one of the Committee members has accounting or related financial management expertise; and (4) the annual review and reassessment of the adequacy of the committee charter.

      Financial Controls. The Committee shall:

•	Review with the independent accountants and the internal audit department the adequacy of the Corporation’s internal controls, including computerized information systems controls and security.

•	Discuss with management and the independent accountants any significant findings and recommendations made by the independent accountants together with management’s responses.

•	Review the need for changes or improvements, including improvements in efficiency, to financial and accounting practices and controls.

      Internal Audit. The Committee shall:

•	Discuss with management and the internal audit department any significant findings during the year and management’s response to them.

•	Review the internal audit department’s plan, scope, budget and staffing.

•	Review the adequacy of the organizational structure and qualifications of the internal audit department.

      Periodic Responsibilities. The Committee shall:

•	Review the Committee’s charter and responsibilities.

•	Annually review the Committee’s proceedings, methodology and function and institute appropriate changes to improve performance or reflect changes in the business environment.

•	Review with the Corporation’s general counsel significant legal compliance matters, including corporate securities trading policies.

CENTEX CONSTRUCTION PRODUCTS, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

Annual Meeting of Stockholders - July 17, 2001

The undersigned hereby appoints Laurence E. Hirsch and Richard D. Jones, Jr. (acting unanimously or, if only one be present, by that one alone), and each of them, proxies, with full power of substitution to each, to vote, as specified on the reverse side, at the Annual Meeting of Stockholders of Centex Construction Products, Inc. to be held July 17, 2001, or any adjournment thereof, all shares of Common Stock of Centex Construction Products, Inc. registered in the name of the undersigned at the close of business on June 5, 2001.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS SPECIFIED ON THE BALLOT ON THE REVERSE SIDE, BUT IF NO INSTRUCTIONS ARE INDICATED, THEN THIS PROXY WILL BE VOTED FOR ITEM 1. THE PROXIES WILL USE THEIR DISCRETION WITH RESPECT TO ANY MATTER REFERRED TO IN ITEM 2.

By execution of this proxy, you hereby acknowledge receipt herewith of Notice of Annual Meeting and Proxy Statement dated June 22, 2001.

READ, EXECUTE AND DATE REVERSE SIDE AND MAIL IN THE ENCLOSED ENVELOPE.

• FOLD AND DETACH HERE •

UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED FOR ITEM 1 and, at the discretion of the named proxies, upon such other business as may properly be brought before the meeting or any adjournment thereof. By executing this proxy, the undersigned hereby revokes prior proxies relating to the meeting.	Please mark your vote as indicated in this example

The Board of Directors recommends that you vote FOR the election of all of the nominees in Item 1.
1. Election of directors listed below.	FOR all nominees listed below (except as marked to the contrary).	WITHHOLD AUTHORITY to vote for all nominees listed below.	2. In their discretion, on such other business as may properly be brought before the meeting or any adjournment thereof.
(INSTRUCTIONS: To withhold authority to vote for any individual nominee, write the nominee's name in the space provided below.)

Robert L. Clarke, Timothy R. Eller, Laurence E. Hirsch, Richard D. Jones, Jr., Michael R. Nicolais, David W. Quinn and Harold K. Work

THIS PROXY MAY BE REVOKED AT ANY TIME BEFORE IT IS VOTED AT THE ANNUAL MEETING.

Dated____________________________, 2001

____________________________________ Signature

____________________________________ Signature
NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title.

• FOLD AND DETACH HERE •